Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of The Peck Company Holdings, Inc. on Form S-3 of our report dated April 14, 2020 with respect to our audit of the consolidated financial statements of The Peck Company Holdings, Inc. as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Annual Report on Form 10- K of The Peck Company Holdings, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum LLP
New York, NY
October 9, 2020

Marcum LLP ■ 750 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ Fax 212.485.5501 ■ marcumllp.com